Exhibit 99.1

Sunnova Reports Third Quarter 2021 Financial Results

Third Quarter 2021 Highlights

•Added 14,300 customers in the third quarter, bringing total customer count to 176,900 as of September 30, 2021;
•$951 million of cash and available liquidity as of September 30, 2021;
•Single customer economics as expressed through implied spread remain robust; and
•Battery attachment rate continues to recover as supply constraints abate and customers remain focused on resiliency.

HOUSTON, October 27, 2021 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential energy service providers, today announced financial results for the quarter ended September 30, 2021.

"We are pleased to report another quarter of strong results and to initiate our complete 2022 guidance," said William J. (John) Berger, Chief Executive Officer of Sunnova.

"At Sunnova, we are committed to providing an unparalleled energy experience to our customers. We see brand and service as the critical differentiators in our industry and we are continuing to develop our technological, operational, and logistical capabilities to improve the quality and response time of the energy service we provide. As more equipment manufacturers enter our rapidly growing industry and broaden their equipment offerings, it has become clear that consumers require a service provider who integrates all of the capabilities and technological advancements into a simple, seamless, and integrated energy system that is backed up with quick and efficient service - and that is who Sunnova is. Our vision is to be a wireless power provider and it is our goal to electrify the home for our customers so that they have the freedom to live life uninterrupted."

Third Quarter 2021 Results

Revenue increased to $68.9 million, or by $18.7 million, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. Revenue increased to $176.7 million, or by $53.9 million, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service and the April 2021 acquisition of SunStreet.

Total operating expense, net increased to $77.1 million, or by $28.5 million, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. Total operating expense, net increased to $222.6 million, or by $82.0 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, and higher general and administrative expense.

Adjusted Operating Expense increased to $38.8 million, or by $14.0 million, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. Adjusted Operating Expense increased to $99.8 million, or by $26.6 million, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $25.9 million for the three months ended September 30, 2021 compared to a net loss of $73.3 million for the three months ended September 30, 2020. This lower net loss was primarily the result of a loss on the extinguishment of debt from the select conversion of convertible senior notes for common stock in the third quarter of 2020 and lower net interest expense in 2021 which was primarily due to decreases in amortization of debt discounts of $2.4 million and interest expense of $1.7 million due to more favorable terms of recent financing transactions.

Sunnova incurred a net loss of $116.3 million for the nine months ended September 30, 2021 compared to a net loss of $179.0 million for the nine months ended September 30, 2020. This lower net loss was primarily the result of a loss on the extinguishment of debt from the select conversion of convertible senior notes for common stock in the third quarter of 2020 and lower net interest expense in 2021 which was primarily due to a decrease in realized losses on interest rate swaps of $37.0 million due to the termination of certain debt facilities in 2020, an increase in unrealized gains on interest rate swaps of $8.3 million and a decrease in amortization of debt discounts of $4.0 million. These were partially offset by an increase in amortization of deferred financing costs of $4.8 million and an increase in general and administrative expense.

Adjusted EBITDA was relatively unchanged at $25.2 million for the three months ended September 30, 2021 compared to $25.4 million for the three months ended September 30, 2020. Adjusted EBITDA was $68.1 million for the nine months ended September 30, 2021 compared to $49.6 million for the nine months ended September 30, 2020, an increase of $18.5 million. This increase was the result of customer growth increasing at a faster rate than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $14.3 million and $8.9 million, respectively, for the three months ended September 30, 2021, or by $5.1 million and $3.0 million, respectively, compared to the three months ended September 30, 2020. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $42.4 million and $23.9 million, respectively, for the nine months ended September 30, 2021, or by $19.3 million and $7.0 million, respectively, compared to the nine months ended September 30, 2020. These increases were the result of our larger customer loan portfolio.

Net cash used in operating activities was $36.2 million for the three months ended September 30, 2021 compared to $18.9 million for the three months ended September 30, 2020. This increase was primarily the result of increases in purchases of inventory and prepaid inventory of $24.3 million.

Net cash used in the operating activities was $146.8 million for the nine months ended September 30, 2021 compared to $101.8 million for the nine months ended September 30, 2020. This increase was primarily the result of increases in purchases of inventory and prepaid inventory of $57.1 million.

Liquidity & Capital Resources

As of September 30, 2021, Sunnova had total cash of $520 million, including restricted and unrestricted cash. An additional $431 million of qualified, unencumbered assets were available in Sunnova's tax equity and warehouse credit facilities as of September 30, 2021.

2021 Guidance

Management reaffirms existing full-year 2021 guidance.

•Customer additions of 55,000 - 58,000 (excluding legacy SunStreet customers);
•Adjusted EBITDA of $80 million - $85 million;
•Customer interest payments received from solar loans of $28 million - $34 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue of $62 million - $68 million.

2022 Guidance

Management initiates complete full-year 2022 guidance.

•Customer additions of 83,000 - 87,000;
•Adjusted EBITDA of $117 million - $137 million;
•Customer interest payments received from solar loans of $45 million - $55 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue of $134 million - $154 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures.

Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Third Quarter 2021 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its third quarter 2021 results at 8:30 a.m. Eastern Time, on October 28, 2021. The conference call can be accessed live over the phone by dialing 866-211-4135, or for international callers, 647-689-6729. A replay will be available two hours after the call and can be accessed by dialing 800-585-8367, or for international callers, 416-621-4642. The conference ID for the live call and the replay is 2122135. The replay will be available until November 4, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.investors.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2021 and 2022 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2020, and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of September 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash	$408,156	$209,859
Accounts receivable—trade, net	25,440	10,243
Accounts receivable—other	24,318	21,378
Other current assets, net of allowance of $1,301 and $707 as of September 30, 2021 and December 31, 2020, respectively	259,773	215,175
Total current assets	717,687	456,655

Property and equipment, net	2,737,619	2,323,169
Customer notes receivable, net of allowance of $31,234 and $16,961 as of September 30, 2021 and December 31, 2020, respectively	962,497	513,386
Intangible assets, net	197,763	49
Goodwill	13,150	—
Other assets	431,699	294,324
Total assets (1)	$5,060,415	$3,587,583

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$53,612	$39,908
Accrued expenses	57,894	34,049
Current portion of long-term debt	118,589	110,883
Other current liabilities	33,099	26,014
Total current liabilities	263,194	210,854

Long-term debt, net	2,932,123	1,924,653
Other long-term liabilities	372,924	171,395
Total liabilities (1)	3,568,241	2,306,902

Redeemable noncontrolling interests	142,377	136,124

Stockholders' equity:
Common stock, 112,264,654 and 100,412,036 shares issued as of September 30, 2021 and December 31, 2020, respectively, at $0.0001 par value	11	10
Additional paid-in capital—common stock	1,600,940	1,482,716
Accumulated deficit	(505,793)	(530,995)
Total stockholders' equity	1,095,158	951,731
Noncontrolling interests	254,639	192,826
Total equity	1,349,797	1,144,557
Total liabilities, redeemable noncontrolling interests and equity	$5,060,415	$3,587,583

(1) The consolidated assets as of September 30, 2021 and December 31, 2020 include $1,894,232 and $1,471,796, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $22,359 and $13,407 as of September 30, 2021 and December 31, 2020, respectively; accounts receivable—trade, net of $6,089 and $2,953 as of September 30, 2021 and December 31, 2020, respectively; accounts receivable—other of $663 and $583 as of September 30, 2021 and December 31, 2020, respectively; other current assets of $205,632 and $182,646 as of September 30, 2021 and December 31, 2020, respectively; property and equipment, net of $1,634,903 and $1,257,953 as of September 30, 2021 and December 31, 2020, respectively; and other assets of $24,586 and $14,254 as of September 30, 2021 and December 31, 2020, respectively. The consolidated liabilities as of September 30, 2021 and December 31, 2020 include $42,466 and $32,345, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $5,415 and $2,744 as of September 30, 2021 and December 31, 2020, respectively; accrued expenses of $112 and $827 as of September 30, 2021 and December 31, 2020, respectively; other current liabilities of $3,089 and $3,284 as of September 30, 2021 and December 31, 2020, respectively; and other long-term liabilities of $33,850 and $25,490 as of September 30, 2021 and December 31, 2020, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$68,901	$50,177	$176,733	$122,796

Operating expense:
Cost of revenue—depreciation	19,665	15,113	55,621	42,120
Cost of revenue—other	7,342	1,403	13,572	5,315
Operations and maintenance	6,035	3,469	14,640	8,614
General and administrative	53,372	28,549	144,028	84,575
Other operating income	(9,337)	(6)	(5,303)	(28)
Total operating expense, net	77,077	48,528	222,558	140,596

Operating income (loss)	(8,176)	1,649	(45,825)	(17,800)

Interest expense, net	26,588	29,954	84,748	127,804
Interest income	(9,098)	(5,999)	(24,266)	(17,299)
Loss on extinguishment of long-term debt, net	—	50,721	9,824	50,721
Other (income) expense	189	91	60	(175)
Loss before income tax	(25,855)	(73,118)	(116,191)	(178,851)

Income tax expense	64	176	64	176
Net loss	(25,919)	(73,294)	(116,255)	(179,027)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	1,622	(9,113)	7,665	(18,513)
Net loss attributable to stockholders	$(27,541)	$(64,181)	$(123,920)	$(160,514)

Net loss per share attributable to common stockholders—basic and diluted	$(0.25)	$(0.73)	$(1.12)	$(1.88)
Weighted average common shares outstanding—basic and diluted	112,159,698	87,768,712	110,185,333	85,276,841

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(116,255)	$(179,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	62,286	47,811
Impairment and loss on disposals, net	3,522	1,768
Amortization of intangible assets	14,111	22
Amortization of deferred financing costs	11,556	6,781
Amortization of debt discount	8,231	12,205
Non-cash effect of equity-based compensation plans	13,937	8,389
Non-cash payment-in-kind interest on loan	—	780
Unrealized (gain) loss on derivatives	(5,574)	2,755
Unrealized gain on fair value instruments	(4,665)	(165)
Loss on extinguishment of long-term debt, net	9,824	50,721
Other non-cash items	12,622	10,544
Changes in components of operating assets and liabilities:
Accounts receivable	(27,194)	(2,785)
Other current assets	(99,731)	(10,688)
Other assets	(41,404)	(32,541)
Accounts payable	(5,226)	(3,274)
Accrued expenses	19,923	(8,566)
Other current liabilities	(1,617)	(2,781)
Other long-term liabilities	(1,193)	(3,745)
Net cash used in operating activities	(146,847)	(101,796)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(344,044)	(439,855)
Payments for investments and customer notes receivable	(553,475)	(180,725)
Proceeds from customer notes receivable	47,300	25,028
State utility rebates and tax credits	418	327
Other, net	2,620	950
Net cash used in investing activities	(847,181)	(594,275)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,890,185	1,182,912
Payments of long-term debt	(815,710)	(667,670)
Payments on notes payable	(34,555)	(3,017)
Payments of deferred financing costs	(27,031)	(18,317)
Payments of debt discounts	(2,324)	(3,132)
Purchase of capped call transactions	(91,655)	—
Proceeds from issuance of common stock, net	9,911	4,269
Proceeds from equity component of debt instrument, net	—	73,657
Contributions from redeemable noncontrolling interests and noncontrolling interests	226,432	197,360
Distributions to redeemable noncontrolling interests and noncontrolling interests	(10,407)	(4,484)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(8,159)	(4,108)
Other, net	(283)	(1)
Net cash provided by financing activities	1,136,404	757,469
Net increase in cash and restricted cash	142,376	61,398
Cash and restricted cash at beginning of period	377,893	150,291
Cash and restricted cash at end of period	520,269	211,689
Restricted cash included in other current assets	(52,042)	(54,096)
Restricted cash included in other assets	(60,071)	(72,958)
Cash at end of period	$408,156	$84,635

Key Financial and Operational Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(25,919)	$(73,294)	$(116,255)	$(179,027)
Interest expense, net	26,588	29,954	84,748	127,804
Interest income	(9,098)	(5,999)	(24,266)	(17,299)
Income tax expense	64	176	64	176
Depreciation expense	21,961	16,997	62,286	47,811
Amortization expense	7,204	8	14,362	24
EBITDA	20,800	(32,158)	20,939	(20,511)
Non-cash compensation expense	3,093	2,345	13,937	8,389
ARO accretion expense	745	564	2,094	1,577
Financing deal costs	480	1,819	837	3,506
Natural disaster losses and related charges, net	—	—	—	31
Acquisition costs	1,565	—	7,053	—
Loss on extinguishment of long-term debt, net	—	50,721	9,824	50,721
Unrealized (gain) loss on fair value instruments	(8,834)	91	(4,665)	(165)
Amortization of payments to dealers for exclusivity and other bonus arrangements	832	488	2,089	1,235
Provision for current expected credit losses	6,567	1,544	15,032	4,824
Non-cash inventory impairments	—	—	982	—
Adjusted EBITDA	$25,248	$25,414	$68,122	$49,607

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Interest income from customer notes receivable	$8,904	$5,939	$23,863	$16,879
Principal proceeds from customer notes receivable, net of related revenue	$14,333	$9,185	$42,408	$23,104

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$77,077	$48,528	$222,558	$140,596
Depreciation expense	(21,961)	(16,997)	(62,286)	(47,811)
Amortization expense	(7,204)	(8)	(14,362)	(24)
Non-cash compensation expense	(3,093)	(2,345)	(13,937)	(8,389)
ARO accretion expense	(745)	(564)	(2,094)	(1,577)
Financing deal costs	(480)	(1,819)	(837)	(3,506)
Natural disaster losses and related charges, net	—	—	—	(31)
Acquisition costs	(1,565)	—	(7,053)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(832)	(488)	(2,089)	(1,235)
Provision for current expected credit losses	(6,567)	(1,544)	(15,032)	(4,824)
Non-cash inventory impairments	—	—	(982)	—
Direct sales costs	(310)	—	(358)	—
Cost of revenue related to cash sales	(4,591)	—	(8,413)	—
Unrealized gain on fair value instruments	9,023	—	4,725	—
Adjusted Operating Expense	$38,752	$24,763	$99,840	$73,199
Adjusted Operating Expense per weighted average system	$227	$261	$689	$827

	As of September 30, 2021	As of December 31, 2020
Number of customers	176,900	107,500

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Weighted average number of systems (excluding loan agreements and cash sales)	140,600	80,200	119,700	75,200
Weighted average number of systems with loan agreements	29,400	14,800	24,900	13,300
Weighted average number of systems with cash sales	700	—	300	—
Weighted average number of systems	170,700	95,000	144,900	88,500

	As of September 30, 2021	As of December 31, 2020
	(in millions, except per customer data)
Estimated gross contracted customer value	$3,785	$2,997

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique individual possessing an in-service product that is subject to a Sunnova lease, PPA or loan agreement, or with respect to which Sunnova is obligated to perform a service under an active agreement between Sunnova and the individual or between Sunnova and a third party. For all solar energy systems installed by us, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. For all products other than solar energy systems or energy storage systems, which are subject to a loan agreement between Sunnova and a customer, in-service means the customer is obligated to begin making payments to Sunnova under the loan agreement. We do not include in our number of customers any customer possessing a solar energy system or energy storage system under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer that has been in default under his or her lease, PPA or loan agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including the additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, unrealized losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Media Relations Manager
Alina.Eprimian@sunnova.com